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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

FORM 12b-25                           SEC FILE NUMBER: 2-38498
                                        CUSIP NUMBER:

                           NOTIFICATION OF LATE FILING
                                  (Check One):

[X] Form 10-K  [] Form 11-K  [] Form 20-F  [ ] Form 10-Q  [] Form N-SAR

For Period Ended:               Year ended March 31, 1995
                  -----------------------------------------------------
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
________________________________________________________________________
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
________________________________________________________________________

PART I - REGISTRANT INFORMATION
________________________________________________________________________
Full Name of Registrant       U-HAUL INTERNATIONAL, INC.

Former Name if Applicable
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Address of Principal Executive Office (Street and Number)
          2727 North Central Avenue
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City, State and Zip Code
          Phoenix, Arizona  85004
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PART II - RULES 12b-25(B) and (C)
________________________________________________________________________

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]       (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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________________________________________________________________________

PART III - NARRATIVE
________________________________________________________________________

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof could not be filed within the prescribed time period.
                                         (Attach Extra Sheets if Needed)
                See Rider Attached
________________________________________________________________________

PART IV - OTHER INFORMATION
________________________________________________________________________

(1) Name and telephone number of person to contact in regard to this notification

              Mo Logan                   (602)             263-6774
     ---------------------------      -----------     -----------------
               (Name)                 (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no identify report(s).
                                                           [X] Yes [] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                           [] Yes [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

                       U-HAUL INTERNATIONAL, INC.
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              (Name of Registrant as specified in charter)
has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  June 26, 1995              By /S/ Gary V. Klinefelter
                                    ------------------------------------
                                    Gary V. Klinefelter, Secretary
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                          RIDER TO FORM 12b-25


       The preparation of the financial statements of U-Haul International, Inc. (the "Registrant") will not be completed by June 29, 1995, the last day for a timely filing of its Annual Report on Form 10-K for the year ended March 31, 1995, pursuant to Rule 0-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

      During the year ended March 31, 1995, the Registrant made major management and accounting system changes. As a result, it has taken longer to gather the necessary information to prepare the consolidated financial statements.